EXHIBIT 99
Release:             On receipt, October 27, 2016
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® Announces Third Quarter 2016 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Third quarter 2016 net income available to common stockholders of $308.2 million, or $1.06 per diluted share;
• Third quarter 2016 operating earnings[1] of $335.7 million, or $1.15 per diluted share;
• Record assets under management (AUM) of $598.8 billion, up 15 percent on a trailing twelve month basis, reflecting $19.8 billion in net cash flows and strong investment performance
• Company declares fourth quarter 2016 common stock dividend of $0.43 per share, a 5 percent increase over the third quarter 2016 dividend.
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for third quarter 2016.

•
Net income available to common stockholders for third quarter 2016 increased 3 percent to $308.2 million, compared to $300.4 million for third quarter 2015. Net income per diluted share of $1.06 for third quarter 2016 was up 5 percent, compared to $1.01 in prior year quarter.

•
Operating earnings increased 6 percent to $335.7 million for third quarter 2016, compared to $317.0 million for third quarter 2015. Operating earnings per diluted share (EPS) of $1.15 for third quarter 2016 was up 8 percent, compared to $1.06 for third quarter 2015.

◦	Third quarter 2016 operating earnings reflected the following significant variances from expected as noted in Exhibit 1 (see page six for more details):

▪	Results of the annual actuarial assumption review decreased total company operating earnings by $48.2 million, or $0.17 per share;

▪
Higher than expected variable investment income in Retirement and Income Solutions and U.S. Insurance Solutions as a real estate sale increased after-tax operating earnings by $22.6 million, or $0.08 per share; and

▪	Higher than expected encaje returns benefited Principal International after-tax operating earnings by $5.8 million, or $0.02 per share.
After excluding the significant variances in Exhibit 1, operating earnings increased 14 percent over third quarter 2015.

•
Quarterly common stock dividend of $0.43 per share for fourth quarter 2016 was authorized by the company’s Board of Directors, bringing the trailing twelve month dividend to $1.61 per share, a 7 percent increase compared to the prior year trailing twelve month period. The dividend will be payable on Dec. 27, 2016, to shareholders of record as of Dec. 5, 2016.

“I’m very pleased with our results for the quarter but more importantly, with our results through the first nine months of the year. We’ve generated more than $18 billion in net cash flow reflecting strong sales and retention. We’ve also increased assets under management by nearly $70 billion, building solid earnings momentum,” said Dan Houston, chairman, president and CEO. “Throughout the year, we’ve continued to deliver strong investment performance, expand our solution set, and strengthen relationships with customers and distributors. Our growth reflects continued progress helping customers - individuals, small to medium sized businesses and institutions - address real issues such as risk protection, income adequacy in retirement and yield in a low rate environment.”

“Our performance also reflects strong expense discipline,” added Terry Lillis, chief financial officer. “We’ve been able to keep expenses flat year-to-date, while at the same time increasing our investment in technology, product development and brand. With revenue under pressure, this discipline has contributed to our ability to deploy capital to create long-term shareholder value. Through the first nine months of the year, we’ve reduced weighted average

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings for total company is after tax.

Principal Financial Group, Inc. Reports Results - page 2

common shares outstanding by 4.8 million shares. Today we announced our third sequential quarterly dividend increase. We will continue to have a balanced approach to capital deployment. There will be quarterly variability based on the timing of opportunities, but still believe we will close 2016 within our $800 million to $1 billion guided range”.

Other third quarter highlights
Business

•	Strong investment performance, with over 85 percent of Principal's investment options[2] in the top two Morningstar quartiles on a three and five-year basis.

•	Record total company AUM of $595.8 billion and positive net cash flows of $7.2 billion.

•	Retirement and Income Solutions - Fee[3] sales were $2.7 billion and net cash flows were $1.4 billion which contributed to end of period account values of $192.2 billion.

•	Principal Global Investors[4] had record AUM of $397.3 billion, including positive net cash flows of $4.2 billion.

•
Principal International had its 32nd consecutive quarter of positive net cash flows at $2.5 billion and record reported AUM of $136.3 billion (excluding $127.2 billion of record AUM in our joint venture in China), an 18 percent increase over the year ago quarter on a constant currency basis[5].

•
Specialty Benefits premium and fees[6] increased 9 percent over the year ago quarter, driven by strong retention and sales. In addition, the division surpassed $2 billion of in-force premium and continues to benefit from a favorable loss ratio.

Capital

•	A strong capital position with a 2016 capital deployment target of $800 million to $1.0 billion.

◦
Paid a third quarter common stock dividend of $0.41 per share on Sept. 30, 2016, and declared a fourth quarter 2016 common stock dividend of $0.43 per share, a 5 percent increase over the prior quarter, as we move closer to our 40 percent dividend payout ratio target.

Net Income

•	Third quarter 2016 net income available to common stockholders was $308.2 million, an increase of 3 percent compared to third quarter 2015 reflecting:

•	Total company operating earnings of $335.7 million; and

•	Net realized capital losses of $27.5 million, including:

◦
$6.5 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities and commercial mortgages. Credit-related losses continue to be lower than our long-term pricing expectations.

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2 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.
3 Retirement and Income Solutions (RIS) - Fee includes Full Service Accumulation and Individual Variable Annuities.
4 Principal Global Investors (PGI) includes Principal Funds.
5 Constant currency basis = prior period results translated using foreign exchange rates from the current period.
6 Premium and fees: premiums and other considerations plus fees and other revenues.

Principal Financial Group, Inc. Reports Results - page 3

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings[7]	$130.9	$83.6	57%	$494.1	$507.5	(3)%

Net revenue[8]	$364.8	$391.5	(7)%	$1,499.6	$1,580.9	(5)%

Pre-tax return on net revenue[9]	35.9%	21.4%		32.9%*	32.1%*
*Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on net revenue was 33.8 percent for third quarter 2016 and 34.4 percent for third quarter 2015.

•
Pre-tax operating earnings increased $47.3 million primarily due to higher than expected variable investment income, the third quarter actuarial assumption reviews, and higher expense recognition in third quarter 2015 due to equity market declines. Excluding the significant variances in Exhibit 1, pre-tax operating earnings are up 6 percent over the year-ago quarter.

•
Net revenue decreased $26.7 million primarily due to the third quarter 2016 actuarial assumption review which was partially offset by growth in the business and higher than expected variable investment income in the current quarter.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings	$76.0	$49.9	52%	$275.7	$244.2	13%

Net revenue	$122.0	$97.2	26%	$466.8	$440.7	6%

Pre-tax return on net revenue	62.3%	51.3%		59.1%*	55.4%*
* Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on net revenue was 60.1 percent for third quarter 2016 and 54.0 percent for third quarter 2015.

•
Pre-tax operating earnings increased $26.1 million primarily due to higher than expected variable investment income, growth in account values, and higher expense recognition in third quarter 2015 due to spread compression. This was partially offset by the third quarter actuarial assumption reviews. Excluding the significant variances in Exhibit 1, pre-tax operating earnings are up 27 percent compared to the year-ago quarter.

•	Net revenue increased $24.8 million primarily due to higher variable investment income and growth in the business.

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7 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
8 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
9 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Financial Group, Inc. Reports Results - page 4

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings	$112.9	$95.4	18%	$412.1	$386.6	7%

Adjusted revenue[10]	$304.6	$284.2	7%	$1,187.2	$1,162.4	2%

Pre-tax return on adjusted revenue[11]	37.6%	34.0%		35.1%	33.6%

Total PGI assets under management (billions)	$397.3	$354.0	12%

Institutional assets under management(billions)	$135.2	$120.2	12%

•	Pre-tax operating earnings increased $17.5 million due to an increase in adjusted revenue and disciplined expense management.

•	Adjusted revenue increased $20.4 million due to growth in assets under management as a result of strong net cash flows and strong investment performance.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings	$84.2	$51.0	65%	$289.4	$281.5	3%

Combined[12] net revenue (at PFG share)	$215.6	$187.7	15%	$789.0	$778.1	1%
Combined pre-tax return on net revenue (at PFG share)	39.1%	27.2%		36.7%*	36.2%

Assets under management (billions)	$136.3	$106.2	28%
*Combined pre-tax return on net revenue (at PFG share) - Excluding the third quarter actuarial assumption review, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 37.5 percent for third quarter 2016.

•
Pre-tax operating earnings increased $33.2 million due to growth in the business. The quarter benefited from higher than expected encaje performance which was offset by the third quarter actuarial assumption review. Third quarter 2015 results were negatively impacted by an $18.5 million pre-tax impairment of specific intangible assets in Claritas, our mutual fund company in Brazil. On a constant currency basis and excluding the significant variances in Exhibit 1, Principal International continues to generate mid-teens growth over the long term.

•
Combined net revenue (at PFG share) increased $27.9 million. On a constant currency basis and after excluding the third quarter actuarial assumption review and encaje, combined net revenue improved 15 percent. This was driven by growth in AUM from strong net cash flows and positive market performance.

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10 Adjusted revenue = operating revenues less commission expense.
11 Pre-tax return on adjusted revenue = pre-tax operating earnings, adjusted for noncontrolling interest divided by adjusted revenue.
12 Combined basis = all Principal International companies at 100 percent. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Principal Financial Group, Inc. Reports Results - page 5

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings	$73.9	$65.4	13%	$235.8	$207.7	14%
Premium and fees	$469.3	$429.6	9%	$1,822.4	$1,699.7	7%
Pre-tax return on premium and fees[13]	15.7%	15.2%		12.9%*	12.2%*

Incurred loss ratio	65.0%	60.3%		63.7%	63.3%
*Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on premium and fees was12.4 percent for third quarter 2016 and 11.5 percent for third quarter 2015.

•
Pre-tax operating earnings increased $8.5 million. Excluding the significant variances in Exhibit 1, pre-tax operating earnings are up 5 percent from third quarter 2015. This is primarily due to growth in the business and disciplined expense management.

•	Premium and fees increased $39.7 million. Excluding the third quarter actuarial assumption review, premium and fees are up 8 percent reflecting strong retention and sales.

•	Incurred loss ratio was favorable and at the low end of our expected range.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating earnings	$(3.7)	$107.5	(103)%	$105.1	$218.3	(52)%

Premium and fees	$241.0	$239.2	1%	$986.2	$961.3	3%

Pre-tax return on premium and fees	(1.5)%	44.9%		10.7%*	22.7%*
*Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on premium and fees was 14.9 percent for third quarter 2016 and 15.9 percent for third quarter 2015.

•
Pre-tax operating earnings decreased $111.2 million primarily due to the third quarter actuarial assumption reviews that positively impacted third quarter 2015 and negatively impacted third quarter 2016. Excluding the significant variances in Exhibit 1, pre-tax operating earnings are down 8 percent predominately due to more favorable mortality in third quarter 2015.

•	Premium and fees increased $1.8 million. Excluding the third quarter actuarial assumption reviews, premium and fees are up 3 percent reflecting growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q16	3Q15	% Change	3Q16	3Q15	% Change
Pre-tax operating losses	$(57.8)	$(54.0)	(7)%	$(220.4)	$(186.8)	(18)%

•	Pre-tax operating losses of $57.8 million reflect debt service and corporate expenses and were in line with expectations.

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13 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Principal Financial Group, Inc. Reports Results - page 6

Exhibit 1

Principal Financial Group
Significant variances reflected in Operating Earnings (per diluted share)
	Three Months Ended,
	09/30/16*	09/30/15
RIS - Fee
Annual actuarial assumption review	($0.06)	($0.08)
Variable investment income	$0.03
Additional expense recognition due to decline in markets		($0.04)
RIS - Spread
Annual actuarial assumption review	($0.01)	$0.02
Variable investment income	$0.03	($0.01)
Additional expense recognition due to decline in markets		($0.01)
Principal International
Annual actuarial assumption review	($0.02)
Actual vs expected encaje returns	$0.02	($0.02)
Impairment of intangible assets within our Brazil mutual fund business		($0.04)
Higher than expected Latin American inflation and variable investment income in Chile		$0.03
Specialty Benefits
Annual actuarial assumption review	$0.02	$0.03
Variable investment income	$0.02
Individual Life
Annual actuarial assumption review	($0.10)	$0.14

Total	($0.07)	$0.02

* Income statement detail of the 3Q16 significant variances and a comparison of quarterly operating earnings excluding significant variances for third quarter 2016 compared to the year ago quarter is available on our website.
Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2015, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be

Principal Financial Group, Inc. Reports Results - page 7

constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, Oct. 28, 2016, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 82188007.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 82188007. This replay will be available approximately two hours after the completion of the live earnings call through the end of day November 4, 2016.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: principal.com/investor.

The company’s financial supplement, income statement details of the third quarter 2016 actuarial assumption review and other significant variances, and a comparison of quarterly operating earnings excluding significant variances for third quarter 2016 compared to the year ago quarter are currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

Principal Financial Group, Inc. Reports Results - page 8

About Principal®14
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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14 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Principal Financial Group, Inc. Reports Results - page 9

Summary of Segment and Principal Financial Group, Inc. Results

Segment Pre-Tax Operating Earnings (Losses):	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/16	9/30/15	9/30/16	9/30/15
Retirement and Income Solutions	$206.9	$133.5	$769.8	$751.7
Principal Global Investors	112.9	95.4	412.1	386.6
Principal International	84.2	51.0	289.4	281.5
U.S. Insurance Solutions	70.2	172.9	340.9	426.0
Corporate	(57.8)	(54.0)	(220.4)	(186.8)
Pre-Tax Operating Earnings	$416.4	$398.8	$1,591.8	$1,659.0

Income taxes	80.7	81.8	329.5	334.7
Preferred stock dividends	0.0	0.0	0.0	24.8
Excess of redemption value over carrying value of preferred shares redeemed	0.0	0.0	0.0	8.2
Operating Earnings*	$335.7	$317.0	$1,262.3	$1,291.3

Net realized capital losses, as adjusted	(27.5)	(16.5)	(8.2)	(139.4)
Other after-tax adjustments	0.0	(0.1)	(2.0)	74.2
Net income available to common stockholders	$308.2	$300.4	$1,252.1	$1,226.1

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/16	9/30/15	9/30/16	9/30/15
Operating Earnings	$1.15	$1.06	$3.28	$3.24
Net realized capital gains (losses), as adjusted	(0.09)	(0.05)	0.13	(0.29)
Other after-tax adjustments	0.00	0.00	0.00	0.25
Net income	$1.06	$1.01	$3.41	$3.20
Weighted-average diluted common shares outstanding	291.4	298.5	292.8	298.5

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which is a non-GAAP financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Reports Results - page 10

Selected Balance Sheet Statistics

	Period Ended,
	9/30/16	12/31/15
Total assets (in billions)	$230.4	$218.7
Stockholders' equity (in millions)	$10,863.8	$9,377.4
Total common equity (in millions)	$10,794.6	$9,311.6
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$9,667.7	$9,045.9
End of period common shares outstanding (in millions)	287.7	291.4
Book value per common share	$37.52	$31.95
Book value per common share excluding AOCI other than foreign currency translation adjustment	$33.60	$31.04

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Period Ended
	9/30/16	12/31/15
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$9,667.7	$9,045.9
Net unrealized capital gains	1,553.1	715.9
Net unrecognized postretirement benefit obligation	(426.2)	(450.2)
Stockholders’ equity available to common stockholders	10,794.6	9,311.6
Noncontrolling interest	69.2	65.8
Stockholders' equity	$10,863.8	$9,377.4

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$33.60	$31.04
Net unrealized capital gains	5.40	2.46
Net unrecognized postretirement benefit obligation	(1.48)	(1.55)
Book value per common share including AOCI	$37.52	$31.95

Principal Financial Group, Inc. Reports Results - page 11

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/16	9/30/15	9/30/16	9/30/15
Income Taxes:
Income taxes	$80.7	$81.8	$329.5	$334.7
Tax expense (benefit) related to net realized capital gains (losses), as adjusted	(19.4)	0.9	(28.6)	(52.7)
Tax benefit related to other after-tax adjustments	—	(0.1)	(1.0)	(62.4)
Certain adjustments related to equity method investments and noncontrolling interest	(18.0)	(14.3)	(62.4)	(55.8)
Total GAAP income taxes	$43.3	$68.3	$237.5	$163.8

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(27.5)	$(16.5)	$(8.2)	$(139.4)
Certain derivative and hedging-related adjustments	24.2	34.2	105.9	106.7
Amortization of DAC and other actuarial balances	80.8	28.6	119.9	50.9
Certain market value adjustments of embedded derivatives	(46.4)	1.1	(51.4)	3.2
Certain adjustments related to sponsored investment funds	(1.7)	(0.5)	(5.8)	(0.5)
Capital gains (losses) distributed	17.4	(12.9)	16.0	(11.7)
Certain adjustments related to equity method investments	0.1	—	0.3	—
Noncontrolling interest capital gains	16.8	3.7	23.3	6.5
Tax impacts	(19.4)	0.9	(28.6)	(52.7)
Recognition of front-end fee revenues	(0.2)	(0.1)	(0.4)	(0.3)
Net realized capital losses associated with exited group medical insurance business	—	(0.1)	—	(0.1)
Certain market value adjustments to fee revenues	0.1	—	2.4	1.1
GAAP net realized capital gains (losses)	$44.2	$38.4	$173.4	$(36.3)

Other After-Tax Adjustments:
Exited group medical insurance business:
Pre-tax	$—	$(0.2)	$(3.0)	$(1.1)
Tax	—	0.1	1.0	0.4
Impact of a court ruling on some uncertain tax positions:
Pre-tax	—	—	—	15.1
Tax	—	—	—	(45.4)
Change in deferred tax balances related to merged Chilean entities:
Tax	—	—	—	105.2
Total other after-tax adjustments	$—	$(0.1)	$(2.0)	$74.2

Principal Financial Group, Inc.
Principal International Combined Net Revenue (at PFG Share) Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/16	9/30/15	9/30/16	9/30/15

Combined net revenue (at PFG share)	$215.6	$187.7	$789.0	$778.1
Less:
Combined operating expenses (at PFG share)	131.4	136.7	499.6	496.6
Pre-tax operating earnings	$84.2	$51.0	$289.4	$281.5